UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 27, 2013

POLYPORE INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32266	43-2049334
(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

(704) 587-8409

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On September 27, 2013, Polypore International, Inc. (“Polypore”) entered into a Stock Purchase Agreement pursuant to which it agreed to sell its Microporous business to Seven Mile Capital Partners for a purchase price of $120 million.  The Stock Purchase Agreement is by and among Daramic Acquisition Corp., Polypore BV, Polypore International, Inc. (solely for purposes of Section 11.18 thereunder), Seven Mile Capital Partners Top, Inc. and SASR Zweiundfünfzigste Beteiligungsverwaltung GmbH (the “Stock Purchase Agreement”).

The transaction is being undertaken by Polypore in compliance with divestiture provisions of the Federal Trade Commission’s Order in the Matter of Polypore International, Inc.  The sale is subject to Federal Trade Commission approval.

The purchase price of $120 million is subject to adjustment to reflect the difference between working capital at closing and a target working capital amount.  The Stock Purchase Agreement contains customary representations, warranties, covenants, indemnification rights and termination provisions.  The consummation of the transaction is subject to the satisfaction or waiver of customary closing conditions.  The sale is expected to close in the fourth quarter of 2013.

In connection with the transaction, the parties will enter into various transitional support and business agreements, including a Transition Services Agreement, a Technical Services Agreement, a Supply Agreement and a Shared Intellectual Property License Agreement.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1

Stock Purchase Agreement, dated as of September 27, 2013, by and among Daramic Acquisition Corp., Polypore BV, Polypore International, Inc. (solely for purposes of Section 11.18 thereunder), Seven Mile Capital Partners Top, Inc. and SASR Zweiundfünfzigste Beteiligungsverwaltung GmbH

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.
(Registrant)

Date: October 1, 2013	By:	/s/ Lynn Amos
Lynn Amos
Chief Financial Officer